FILED
 IN THE OFFICE OF THE
SECRETARY OF STATE OF
 THE STATE OF NEVADA

     JUN 04 1997

     No. C 1776-68
    /S/ Dean Heller
DEAN HELLER, SECRETARY OF STATE


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            PEASE OIL AND GAS COMPANY

     We, the undersigned, Willard H. Pease, Jr., President and Patrick J. Duncan, Secretary of Pease Oil And Gas Company, do hereby certify:

          That the Board of Directors of said corporation at a meeting duly convened and held the 9th day of April, 1997, adopted a resolution to amend the Articles of Incorporation as follows:

               RESOLVED, that Article IV of the Articles of Incorporation of Pease Oil and Gas Company shall be amended to increase the number of authorized shares of $0.10 par value Common Stock that the Company is authorized to issue to 40,000,000 shares such that after such amendment, the first paragraph of Article IV of the Certificate of Incorporation shall read and provide as follows:

                    "Article IV. The  aggregate  number of shares that
               the Corporation shall have authority to issue is 42,000,000, of which 40,000,000 shares shall be common stock, $0.10 par value ("Common Stock"), and 2,000,000 shall be preferred stock, $0.01 par value ("Preferred Stock"). Each share of Common Stock and Preferred Stock of the Corporation shall be nonassessable. The stockholders shall not possess cumulative voting rights in voting for directors. The designations, preferences, limitations and relative rights of shares of each class are as follows:"

          All other terms and provisions set forth in Article IV the Articles of Incorporation as heretofore amended shall remain in full force and effect.

         That the number of shares of the Corporation outstanding and entitled to vote on the Amendment to the Articles of Incorporation is 12,617,886 shares of common stock and that the said Amendment to the Articles of Incorporation was voted on and approved by the affirmative vote of stockholders holding more than a two-thirds majority of each class of stock of Corporation outstanding and entitled to vote thereon.

                                               /s/ Willard H. Pease, Jr.
                                               ---------------------------------
                                               Willard H. Pease, Jr., President

                                               /s/ Patrick J. Duncan
                                               ---------------------------------
                                               Patrick J. Duncan, Secretary

STATE OF COLORADO             )
                              )   ss.
COUNTY OF MESA                )

     On May 31, 1997, personally appeared before me, a Notary Public, Willard H. Pease, Jr. and Patrick J. Duncan, who acknowledged that they executed the above instrument on behalf of Pease Oil And Gas Company, and that the facts stated therein are true.

         My commission expires:    11-14-98


                                               /s/ Virginia Cherry
                                               ---------------------------------
                                               Notary Public

S E A L